Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Second Quarter 2020 Results

LEAWOOD, KANSAS - (August 6, 2020) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2020.

Summary Results

Between February 23 and March 17, 2020, in response to COVID-19 safety concerns for our guests and associates, and in compliance with local, state or provincial and national directives, AMC suspended operations at all of its domestic and international theatres. U.S. theatre operations remained suspended for the entire second quarter ended June 30, 2020. International theatre operations resumed limited operations in early June and as of June 30, 2020, AMC had restarted at 37 theatres in nine countries.

Adam Aron, CEO and President of AMC commented, “It should be no surprise to anyone that with our operations shut the world over, and almost no revenues coming in the door, this was the most challenging quarter in the 100-year history of AMC. That is why the progress the entire AMC team made since the second quarter began is all the more important and impressive in working to achieve three key priorities: to dramatically reduce operating and capital expenditures, to strengthen our liquidity position and to set plans in motion for the successful reopening of our theatres as soon as it would be wise to do so. Through stringent expense controls and cash management, we turned on a dime, and almost immediately reduced our global cash outlays by between 80% and 90%. That included the renegotiation of almost all of our theatre leases globally. Next, we raised $500 million from the issuance of new publicly-traded debt. Then, working with some of the world’s most noted health scientists, we devised AMC Safe & Clean protocols which put us in a position to reopen our theatres as safely and responsibly as possible.

Aron continued, “During the quarter, we also devoted considerable effort to a complex consensual restructuring of some $2.6 billion of our debt, in transactions that were completed and closed on July 31, 2020. Embraced by more than 87% of the holders of our subordinated notes and 100% of our convertible notes, this garnered for AMC these important results: (1) reduced our principal debt balances by $555 million, (2) generated an additional $300 million of cash from incremental first-lien financing, prior to transaction costs, premiums payable and original issue discount, (3) provides more than $120 million of cash interest savings in the coming 12 months, and (4) extends maturities on $1.7 billion of our debt to mid-2026. The result of all these actions during the quarter combined with this successful debt restructuring extends our ability, if need be, to weather a hypothetical suspension of all our theatre operations globally into 2021. Of course, two months ago we started reopening theatres in Europe and the Middle East, and we currently expect to resume operations in approximately two-thirds or more of our U.S. theatres later this month.

Aron said, “In international markets, as of the end of July, we already have resumed operations in more than 130 theatres in all of the countries we serve in Europe and the Middle East. That is more than one-third of our international theatres, and we expect essentially all of them to resume operations in the next two to three weeks. So far, attendance has been understandably light, as a result of our showing mostly older catalog film content. However, we are greatly encouraged that new content appears to spark enthusiasm with consumers. When a sequel to a very popular Spanish-language blockbuster franchise recently opened in Spain, for example, box office revenues for the sequel this year were considerably higher than those of the original movie which itself was the highest grossing domestic film in Spain in 2019. Also, we are encouraged that certain international food and beverage metrics this year, including food and beverage revenue per patron, have shown year-over-year increases despite the pandemic.

Aron added, “We would be remiss not to mention the landmark agreement just signed with Universal Studios which generates revenue for AMC when consumers watch films in our theatres or when they do so on their couches at home, and we have already commenced discussions with all of our studio partners to determine their interest in our pursuing similar agreements with them. AMC is an innovator and we are embracing change that we are confident will be financially beneficial for AMC shareholders.

Aron concluded, “A once in a century event has transformed 2020 into a brutal year, and movie theatre businesses have been hit particularly hard. Even so, as we look ahead, we remain optimistic about AMC’s long term future. Theatrical exhibition has always been resilient, and we are confident that at AMC we are taking the right steps to emerge from this crisis and to thrive once again as the leader in our industry.“

Key Financial Results (presented in millions, except operating data)

	Three Months Ended June 30			Six Months Ended June 30
	2020	2019	Change	2020	2019	Change
GAAP Results*
Revenue	$18.9	$1,506.1	(98.7)%	$960.4	$2,706.5	(64.5)%
Net earnings (loss)	$(561.2)	$49.4	$(610.6)	$(2,737.5)	$(80.8)	$(2,656.7)
Net cash provided by (used in) operating activities	$(231.9)	$152.2	$(384.1)	$(415.9)	$153.6	$(569.5)
Net earnings (loss) for basic earnings (loss) per share	$(5.38)	$0.48	$(5.86)	$(26.25)	$(0.78)	$(25.47)
Net earnings (loss) for diluted earnings (loss) per share	$(5.38)	$0.17	$(5.55)	$(26.25)	$(0.78)	$(25.47)
Non-GAAP Results**
Total revenues (2020 constant currency adjusted)	$19.0	$1,506.1	(98.7)%	$967.8	$2,706.5	(64.2)%
Adjusted EBITDA	$(340.3)	$237.6	(243.2)%	$(337.2)	$345.8	(197.5)%
Adjusted EBITDA (2020 constant currency adjusted)	$(342.6)	$237.6	(244.2)%	$(339.8)	$345.8	(198.3)%
Adjusted Free Cash Flow	$(244.3)	$100.1	$(344.4)	$(464.3)	$50.3	$(514.6)
Free cash flow	$(266.9)	$37.1	$(304.0)	$(542.6)	$(76.3)	$(466.3)
Adjusted net earnings (loss) for basic earnings (loss) per share	$(5.44)	$0.08	$(5.52)	$(7.66)	$(0.90)	$(6.76)
Adjusted net earnings (loss) for diluted earnings (loss) per share	$(5.44)	$0.08	$(5.52)	$(7.66)	$(0.90)	$(6.76)
Operating Metrics
Attendance (in thousands)	100	96,955	(99.9)%	60,595	176,780	(65.7)%
U.S. markets attendance (in thousands)	—	71,900	(100.0)%	39,669	126,879	(68.7)%
International markets attendance (in thousands)	100	25,055	(99.6)%	20,926	49,901	(58.1)%
Average screens	60	10,675	(99.4)%	4,467	10,679	(58.2)%

* Please refer to our form 10-Q filed today for a discussion of items included in GAAP net loss.

** Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Balance Sheet, Cash and Liquidity

AMC's top financial priority remains liquidity management. Accordingly, the Company has taken the following actions in 2020:

●	During the three months ended March 31, 2020, drew down approximately $325 million (full availability) under existing revolving credit facilities.
●	In April, issued $500 million of 10.5% first-lien notes due 2025.
●	Working with our landlords, vendors, studio, and other business partners to manage, defer, and/or abate certain cash costs during suspended operations.
●	Introduced an active cash management process, which, among other things, requires senior management approval of all outgoing payments.
●	Suspended shareholder cash returns, including the Company's stock repurchase program and, in compliance with certain financial covenants related to our indebtedness, future dividend payments. The suspension of any future dividends beginning in the second quarter of 2020, along with the dividend decrease of $0.17 per share in the first quarter of 2020, when compared to the first quarter of 2019, resulted in aggregate savings of $38.3 million during the six months ended June 30, 2020.
●	Cash at June 30, 2020 was $498 million, excluding restricted cash of $10.4 million.
●	In July 2020, successfully completed a debt exchange offer:
o	Reduced principal amount of debt by $555 million
o	Reduced cash interest expense by more than $120 million in the first year
o	Extended maturities on approximately $1.7 billion of debt until 2026
o	Issued $300 million of new 10.5% first-lien notes 2026

Expense Management

The Company has taken and continues to take significant steps to preserve cash by eliminating non-essential costs, including the following:

●	Implemented measures to reduce corporate-level employment costs, including;
o	Ongoing full or partial furloughs of all corporate-level company employees, including senior executives, with individual workload and salary reductions ranging from 20% to 100%.
o	Cancellation of pending annual merit pay increases.
o	Elimination or reduction of non-healthcare benefits, including 401(K) match.
o	Elimination of approximately 176 corporate level positions
●	All domestic theatre-level crew members have been fully furloughed and theatre-level management has been reduced to the minimum level necessary to begin resumption of operations when permitted. Similar efforts to reduce employment costs were undertaken internationally consistent with applicable laws across the jurisdictions in which the Company operates.
●	Nearly all outside contractor roles have been eliminated.
●	Suspended non-essential operating expenditures, including marketing, promotion, and travel and entertainment expenses.
●	Terminated or deferred all non-essential capital expenditures to minimum levels necessary during the suspension of operations.
●	Natural reduction of variable expenses including cost of goods sold (e.g., film rent and food & beverage costs).
●	Renegotiated most theatre leases for the balance of calendar year 2020 in anticipation of lowered theatre revenues upon reopening.

CARES Act Relief

The Company expects to receive relief from the Coronavirus Aid, Relief and Economic Security (CARES) Act in the following forms:

●	Approximately $17.4 million of cash tax refunds and refundable alternative minimum tax credits with the filing of our 2019 federal and state tax returns and amending 2018 state tax returns, which have been filed. Thus far in 2020 we have received approximately $6.9 million from these filings.
●	Deferral of social security payroll tax matches that would otherwise be required in 2020.
●	Receipt of a payroll tax credit in 2020 for expenses related to paying wages and health benefits to employees who are not working as a result of closures and reduced receipts associated with COVID-19.

Theatre Reopening Plans

The Company is looking forward to welcoming guests to its theatres as soon as it is safe and wise to do so, as well as being permissible under local, state or provincial as well as national guidelines.

To that end, as of the end of July 2020, we have already resumed operations at more than 130 international theatres, including joint venture and managed theatres, with at least one theatre open in each country where we operate in Europe and the Middle East. Essentially all international theatres should reopen in August 2020.

The Company currently expects to open approximately two-thirds or more of our U.S. theatres in August 2020.

We are taking the following steps aimed at optimizing the health and safety of our guests and associates while profitably resuming operations:

●	Consulting with current and former faculty from the prestigious Harvard University School of Public Health to seek guidance from the best scientists and experts on how to create a safe environment for our guests and associates. Personal protection equipment, cleaning protocols, limited theatre capacity, blocked seating, and other strategies are all being planned. We also are employing high tech solutions, to aid in our sanitization procedures including the use of electrostatic sprayers, HEPA vacuums and wherever possible, significantly upgraded MERV 13 air ventilation filters.

●	Establishing a protocol partnership with The Clorox Company (NYSE:CLX) and have been advised as to how we can make our theatre environments as clean as possible.

●	Educating our guests so that they understand the actions we are taking with their safety in mind.

●	Implementing aggressive marketing communications and promotional activity aimed at jumpstarting consumer demand.

●	Reducing our cost structure, intensely examining every category of our expenditures to lower our spending wherever possible.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Thursday, August 6, 2020. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 274-4525, or (212) 231-2904 for international participants. An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 1,000 theatres and 11,000 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 9 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19 and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; the general volatility of the capital markets and the market price of AMC’s Class A common stock; motion picture production and performance; AMC’s lack of control over distributors of films; increased use of alternative film delivery methods or other forms of entertainment; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union or widespread health emergencies, or other pandemics or epidemics; risks and uncertainties relating to AMC’s significant indebtedness, including AMC’s borrowing capacity under its revolving credit agreement; AMC’s ability to execute cost cutting and revenue enhancement initiatives as previously disclosed and in connection with response to COVID-19; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in the Company’s Form 10-Q for the quarter ended March 31, 2020 filed with the SEC, the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2019 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2020 and June 30, 2019

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Revenues
Admissions	$0.9	$895.5	$568.9	$1,627.0
Food and beverage	0.4	492.5	288.5	861.3
Other theatre	17.6	118.1	103.0	218.2
Total revenues	18.9	1,506.1	960.4	2,706.5

Operating costs and expenses
Film exhibition costs	0.2	482.5	271.9	847.8
Food and beverage costs	4.5	76.4	57.9	137.9
Operating expense, excluding depreciation and amortization below	114.8	437.4	471.7	840.2
Rent	224.1	245.9	461.9	487.9
General and administrative:
Merger, acquisition and other costs	1.8	3.2	2.0	6.5
Other, excluding depreciation and amortization below	25.4	43.2	58.6	89.4
Depreciation and amortization	119.7	112.0	242.2	225.0
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	—	—	1,851.9	—
Operating costs and expenses	490.5	1,400.6	3,418.1	2,634.7

Operating income (loss)	(471.6)	105.5	(2,457.7)	71.8
Other expense (income):
Other expense	(6.6)	(23.4)	20.3	6.4
Interest expense:
Corporate borrowings	79.6	74.2	150.9	145.5
Finance lease obligations	1.5	2.1	3.1	4.2
Non-cash NCM exhibitor services agreement	10.1	10.1	20.0	20.3
Equity in (earnings) loss of non-consolidated entities	12.4	(10.2)	15.3	(16.7)
Investment expense (income)	(1.3)	(2.1)	8.1	(18.2)
Total other expense, net	95.7	50.7	217.7	141.5

Earnings (loss) before income taxes	(567.3)	54.8	(2,675.4)	(69.7)
Income tax provision (benefit)	(6.1)	5.4	62.1	11.1
Net earnings (loss)	$(561.2)	$49.4	$(2,737.5)	$(80.8)

Diluted earnings (loss) per share	$(5.38)	$0.17	$(26.25)	$(0.78)

Average shares outstanding diluted (in thousands)	104,319	135,528	104,282	103,814

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30, 2020	December 31, 2019
Cash and cash equivalents	$498.0	$265.0
Corporate borrowings	5,518.0	4,753.4
Other long-term liabilities	220.0	195.9
Finance lease liabilities	93.9	99.9
Stockholders' equity (deficit)	(1,575.4)	1,214.2
Total assets	11,271.6	13,675.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Consolidated	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(231.9)	$152.2	$(415.9)	$153.6
Net cash used in investing activities	$(44.1)	$(122.8)	$(131.5)	$(221.3)
Net cash provided by (used in) financing activities	$473.5	$(20.6)	$785.9	$(54.5)
Adjusted free cash flow	$(244.3)	$100.1	$(464.3)	$50.3
Free cash flow	$(266.9)	$37.1	$(542.6)	$(76.3)
Capital expenditures	$(35.0)	$(115.1)	$(126.7)	$(229.9)
Screen additions	—	16	13	37
Screen acquisitions	—	64	—	64
Screen dispositions	140	36	214	104
Construction openings, net	—	(3)	(7)	(52)
Average screens	60	10,675	4,467	10,679
Number of screens operated	10,833	11,036	10,833	11,036
Number of theatres operated	978	1,004	978	1,004
Screens per theatre	11.1	11.0	11.1	11.0
Attendance (in thousands)	100	96,955	60,595	176,780

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	—	71,900	39,669	126,879
International markets	100	25,055	20,926	49,901
Consolidated	100	96,955	60,595	176,780

Average ticket price (in dollars):
U.S. markets	$—	$9.47	$9.81	$9.43
International markets	$9.00	$8.57	$8.59	$8.64
Consolidated	$9.00	$9.24	$9.39	$9.20

Food and beverage revenues per patron (in dollars):
U.S. markets	$—	$5.58	$5.46	$5.43
International markets	$4.00	$3.65	$3.44	$3.46
Consolidated	$4.00	$5.08	$4.76	$4.87

Average Screen Count (month end average):
U.S. markets	—	8,006	3,333	8,003
International markets	60	2,669	1,134	2,676
Consolidated	60	10,675	4,467	10,679

Segment Information:

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Revenues
U.S. markets	$15.7	$1,161.2	$677.0	$2,028.4
International markets	3.2	344.9	283.4	678.1
Consolidated	$18.9	$1,506.1	$960.4	$2,706.5

Adjusted EBITDA
U.S. markets	$(241.6)	$202.1	$(245.4)	$279.5
International markets	(98.7)	35.5	(91.8)	66.3
Consolidated	$(340.3)	$237.6	$(337.2)	$345.8

Capital Expenditures
U.S. markets	$24.9	$84.1	$81.8	$159.6
International markets	10.1	31.0	44.9	70.3
Consolidated	$35.0	$115.1	$126.7	$229.9

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Net earnings (loss)	$(561.2)	$49.4	$(2,737.5)	$(80.8)
Plus:
Income tax provision (benefit)	(6.1)	5.4	62.1	11.1
Interest expense	91.2	86.4	174.0	170.0
Depreciation and amortization	119.7	112.0	242.2	225.0
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill (2)	—	—	1,851.9	—
Certain operating expenses (3)	(1.5)	2.3	0.6	4.8
Equity in (earnings) loss of non-consolidated entities (4)	12.4	(10.2)	15.3	(16.7)
Cash distributions from non-consolidated entities (5)	6.1	1.8	13.7	12.3
Attributable EBITDA (6)	0.6	2.0	0.5	2.9
Investment expense (income)	(1.3)	(2.1)	8.1	(18.2)
Other expense (income) (7)	(1.9)	(23.8)	25.0	6.1
Non-cash rent - purchase accounting (8)	(3.8)	5.8	(1.5)	13.4
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	1.8	3.2	2.0	6.5
Stock-based compensation expense (10)	3.7	5.4	6.4	9.4
Adjusted EBITDA (1)	$(340.3)	$237.6	$(337.2)	$345.8

Rent	$224.1	$245.9	$461.9	$487.9

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the six months ended June 30, 2020, we recorded non-cash impairment charges of $1,124.9 million and $619.4 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. We recorded non-cash impairment charges related to our long-lived assets of $81.4 million on 57 theatres in the U.S. markets with 658 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens which were related to property, net and operating lease right-of-use assets, net, during the six months ended June 30, 2020. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $5.9 million and $2.4 million related to the Odeon and Nordic tradenames, respectively, during the six months ended June 30, 2020. We also recorded non-cash impairment charges of $8.0 million related to our definite-lived intangible assets.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $9.7 million for the three months ended June 30, 2020, compared to equity in earnings from DCIP of $9.0 million for the three months ended June 30, 2019. Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $11.6 million for the six months ended June 30, 2020, compared to equity in earnings from DCIP of $14.6 million for the six months ended June 30, 2019.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
Equity in (earnings) loss of non-consolidated entities	$12.4	$(10.2)	$15.3	$(16.7)
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	12.2	(9.8)	14.3	(15.8)
Equity in earnings (loss) of International theatre joint ventures	(0.2)	0.4	(1.0)	0.9
Income tax provision (benefit)	—	0.1	(0.1)	0.1
Investment income	—	(0.3)	(0.2)	(0.5)
Interest expense	—	0.1	—	0.1
Depreciation and amortization	0.7	1.7	1.5	2.3
Other expense	0.1	—	0.3	—
Attributable EBITDA	$0.6	$2.0	$0.5	$2.9
7)	Other income for the three months ended June 30, 2020 compared to three months ended June 30, 2019 decreased $21.9 million. For the three months ended June 30, 2019, we recorded a gain of $33.9 million related to the change in fair value of our derivative liability for the embedded conversion feature in the our Convertible Notes due 2024, partially offset by the loss on repayment of indebtedness of $16.6 million. Other expense for the six months ended June 30, 2020 compared to six months ended June 30, 2019 increased $18.9 million, primarily due to the decrease in the gain recorded for the change in fair value of our derivative liability for the embedded conversion feature in our Convertible Notes due 2024 of $20.1 million, credit losses related to contingent lease guarantees of $9.2 million, and loss due to the change in the fair value of our derivative asset for the contingent call option related to the Class B common stock purchase and cancellation agreement of $5.7 million. For the six months ended June 30, 2019, we recorded a loss on repayment of indebtedness of $16.6 million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842 and deferred rent benefit related to the impairment of right-of-use operating lease assets due to the adoption of ASC 842.

9)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$(231.9)	$152.2	$(415.9)	$153.6
Plus:
Merger, acquisition and other costs (2)	1.8	3.2	2.0	6.5
Less:
Maintenance capital expenditures (3)	5.4	25.7	25.5	45.0
Landlord contributions (5)	8.8	29.6	24.9	64.8
Adjusted free cash flow (1)	$(244.3)	$100.1	$(464.3)	$50.3

	Three Months Ended		Six Months Ended
	June 30		June 30
	2020	2019	2020	2019

Net cash provided by operating activities	$(231.9)	$152.2	$(415.9)	$153.6
Less: total capital expenditures	(35.0)	(115.1)	(126.7)	(229.9)
Free cash flow (1)	$(266.9)	$37.1	$(542.6)	$(76.3)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (4)	$16.7	$88.2	$66.0	$158.7
Maintenance capital expenditures (3)	5.4	25.7	25.5	45.0
Change in construction payables (6)	12.9	1.2	35.2	26.2
Total capital expenditures	$35.0	$115.1	$126.7	$229.9

AMC is disclosing non-U.S. GAAP financial measures “Adjusted Free Cash Flow” and “Free Cash Flow” as measures of our liquidity. We believe these measures are indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)	We present “Adjusted Free Cash Flow” and “Free Cash Flow” as supplemental measures of our liquidity. Management uses Adjusted Free Cash Flow measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities.

Free cash flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term adjusted free cash flow and free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)	Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow and Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 11):

Three and Six Months Ended June 30, 2020

(dollars in millions) (unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2020			June 30, 2020
	Constant Currency (11)			Constant Currency (11)
	US	International	Total	US	International	Total
Revenues
Admissions	$—	$0.9	$0.9	$389.1	$184.5	$573.6
Food and beverage	—	0.4	0.4	216.6	73.6	290.2
Other theatre	15.7	2.0	17.7	71.3	32.7	104.0
Total revenues	15.7	3.3	19.0	677.0	290.8	967.8

Operating costs and expenses
Film exhibition costs	(0.2)	0.5	0.3	198.7	75.2	273.9
Food and beverage costs	3.3	1.2	4.5	38.2	20.2	58.4
Operating expense	79.4	36.4	115.8	331.3	144.3	475.6
Rent	164.8	61.2	226.0	339.2	126.4	465.6
General and administrative:
Merger, acquisition and other costs	1.7	0.2	1.9	2.0	0.1	2.1
Other	13.8	11.9	25.7	31.1	28.4	59.5
Depreciation and amortization	91.0	29.5	120.5	183.4	60.4	243.8
Impairment of long-lived assets	—	—	—	1,214.3	678.4	1,892.7
Operating costs and expenses	353.8	140.9	494.7	2,338.2	1,133.4	3,471.6

Operating loss	(338.1)	(137.6)	(475.7)	(1,661.2)	(842.6)	(2,503.8)
Other expense	0.1	(7.5)	(7.4)	25.6	(6.2)	19.4
Interest expense	88.6	1.4	90.0	169.4	3.4	172.8
Equity in loss of non-consolidated entities	11.4	1.1	12.5	13.3	2.1	15.4
Investment expense (income)	(1.2)	1.0	(0.2)	8.2	0.9	9.1
Total other expense, net	98.9	(4.0)	94.9	216.5	0.2	216.7
Loss before income taxes	(437.0)	(133.6)	(570.6)	(1,877.7)	(842.8)	(2,720.5)
Income tax provision (benefit)	4.4	74.1	78.5	1.5	148.2	149.7
Net loss	$(441.4)	$(207.7)	$(649.1)	$(1,879.2)	$(991.0)	$(2,870.2)

Attendance	—	100	100	39,669	20,926	60,595
Average Screens	—	60	60	3,333	1,134	4,467
Average Ticket Price	$—	$9.00	$9.00	$9.81	$8.82	$9.47

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 11):

Three and Six Months Ended June 30, 2020

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30, 2020	June 30, 2020
	Constant Currency (11)	Constant Currency (11)
Net loss	$(649.1)	$(2,870.2)
Plus:
Income tax benefit	78.5	149.7
Interest expense	90.0	172.8
Depreciation and amortization	120.5	243.8
Impairment of long-lived assets (2)	—	1,892.7
Certain operating expenses (3)	(1.4)	0.7
Equity in loss of non-consolidated entities (4)	12.5	15.4
Cash distributions from non-consolidated entities (5)	6.1	13.7
Attributable EBITDA (6)	0.6	0.6
Investment expense	(0.2)	9.1
Other expense (7)	(1.9)	24.9
Non-cash rent expense - purchase accounting (8)	(3.7)	(1.4)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	1.9	2.1
Stock-based compensation expense (10)	3.6	6.3
Adjusted EBITDA (1)	$(342.6)	$(339.8)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(241.6)	$(245.4)
International markets	(101.0)	(94.4)
Total Adjusted EBITDA	$(342.6)	$(339.8)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the six months ended June 30, 2020, we recorded non-cash impairment charges of $1,124.9 million and $619.4 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. We recorded non-cash impairment charges related to our long-lived assets of $81.4 million on 57 theatres in the U.S. markets with 658 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens which were related to property, net and operating lease right-of-use assets, net, during the six months ended June 30, 2020. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $5.9 million and $2.4 million related to the Odeon and Nordic tradenames, respectively, during the six months ended June 30, 2020. We also recorded non-cash impairment charges of $8.0 million related to our definite-lived intangible assets.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $9.7 million for the three months ended June 30, 2020, compared to equity in earnings from DCIP of $9.0 million for the three months ended June 30, 2019. Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $11.6 million for the six months ended June 30, 2020, compared to equity in earnings from DCIP of $14.6 million for the six months ended June 30, 2019.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Six Months Ended
	June 30	June 30
	2020	2020
	Constant Currency	Constant Currency
Equity in loss of non-consolidated entities	$12.5	$15.4
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre joint ventures	12.3	14.4
Equity in loss of International theatre joint ventures	(0.2)	(1.0)
Income tax benefit	—	(0.1)
Investment income	—	(0.2)
Depreciation and amortization	0.7	1.6
Other expense	0.1	0.3
Attributable EBITDA	$0.6	$0.6

7)	Other income for the three months ended June 30, 2020 compared to three months ended June 30, 2019 decreased $21.9 million. For the three months ended June 30, 2019, we recorded a gain of $33.9 million related to the change in fair value of our derivative liability for the embedded conversion feature in the our Convertible Notes due 2024, partially offset by the loss on repayment of indebtedness of $16.6 million. Other expense for the six months ended June 30, 2020 compared to six months ended June 30, 2019 increased $18.9 million, primarily due to the decrease in the gain recorded for the change in fair value of our derivative liability for the embedded conversion feature in our Convertible Notes due 2024 of $20.1 million, credit losses related to contingent lease guarantees of $9.2 million, and loss due to the change in the fair value of our derivative asset for the contingent call option related to the Class B common stock purchase and cancellation agreement of $5.7 million. For the six months ended June 30, 2019, we recorded a loss on repayment of indebtedness of $16.6 million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842 and deferred rent benefit related to the impairment of right-of-use operating lease assets due to the adoption of ASC 842.

9)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

11)	The International segment information for the three and six months ended June 30, 2020 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Three and Six Months Ended June 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2020	2019	2020	2019
Numerator:
Net earnings (loss)	$(561.2)	$49.4	$(2,737.5)	$(80.8)
Calculation of adjusted net earnings (loss) for basic and diluted earnings (loss) per share:
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	—	—	1,851.9	—
Marked-to-market (gain) loss on derivative asset	(6.4)	(7.1)	13.7	8.0
Marked-to-market (gain) loss on derivative liability	—	(33.9)	(0.5)	(20.6)
Tax expense for Spain and Germany valuation allowance	—	—	73.2	—
Adjusted net earnings (loss) for basic loss per share	$(567.6)	$8.4	$(799.2)	$(93.4)
Interest expense for Convertible Notes due 2024	—	—	—	—
Adjusted net earnings (loss) for diluted loss per share	$(567.6)	$8.4	$(799.2)	$(93.4)

Denominator (shares in thousands):
Weighted average shares for basic earnings (loss) per common share	104,319	103,845	104,282	103,814
Common equivalent shares for RSUs and PSUs	—	—	—	—
Common equivalent shares if converted: convertible notes due 2024	—	—	—	—
Weighted average shares for diluted earnings (loss) per common share	104,319	103,845	104,282	103,814

Adjusted basic earnings (loss) per common share	$(5.44)	$0.08	$(7.66)	$(0.90)
Adjusted diluted earnings (loss) per common share	$(5.44)	$0.08	$(7.66)	$(0.90)

We present adjusted net earnings (loss) for basic and diluted loss per share and adjusted basic and diluted net earnings (loss) per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net earnings (loss) for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net earnings (loss) per (basic and diluted) common share is adjusted net earnings (loss) (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for RSUs, PSUs, and the conversion of our Convertible Notes due 2024 if dilutive. Adjusted net earnings (loss) for diluted earnings per share removes the interest expense on the Convertible Notes due 2024 if dilutive. The impact of RSUs, PSUs, conversion of Convertible Notes due 2024 and the interest expense on the Convertible Notes due 2024 was anti-dilutive in each period other than the three months ended June 30, 2019. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) and adjusted net earnings (loss) per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) and adjusted net earnings (loss) per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and earnings (loss) per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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